Exhibit d.7

VATS OFFSHORE FUND, LTD.

SUBADVISORY AGREEMENT

September 1, 2020

FORT, L.P.

2 Wisconsin Circle, Suite 1150

Chevy Chase, Maryland 20815

RE:	Subadvisory Agreement

Ladies and Gentlemen:

VATS Offshore Fund, Ltd. (the “Fund”) is a wholly-owned subsidiary of Virtus FORT Trend Fund (the “Series”), a series of Virtus Opportunities Trust (the “Trust”), an open-end investment company of the series type registered under the Investment Company Act of 1940, as amended (the “Act”), and subject to the rules and regulations promulgated thereunder.

Virtus Alternative Investment Advisers, Inc. (the “Adviser”) evaluates and recommends advisers for the Fund and is responsible for the day-to-day management of the Fund.

1.	Appointment as a Subadviser. The Adviser, being duly authorized, hereby appoints FORT, L.P., a Delaware limited partnership (the “Subadviser”) as a discretionary investment adviser to invest and reinvest the assets of the Fund designated by the Adviser on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities that do not conflict in any material manner with the Subadviser’s performance hereunder. The Adviser hereby agrees that for as long as this Agreement is in effect and subject to the Adviser’s responsibility to oversee the Subadviser (per Section 2 below), the Fund will not be managed by any other manager or subadviser.

2.	Acceptance of Appointment; Standard of Performance. The Subadviser accepts its appointment as a discretionary investment adviser of the Fund and agrees, subject to the oversight of the Board of Directors of the Fund (the “Board”) and the Adviser, to use its best professional judgment to make investment decisions for the Fund in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser or the Fund in any way.

3.	Services of Subadviser. In providing management services to the Fund, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Trust as they apply to the Series and as set forth in the Trust’s then current prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s registration statement (the “Registration Statement”), as may be periodically amended and provided to the Subadviser by the Adviser, and to the investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Board, and to the oversight and instructions of the Adviser. Notwithstanding the foregoing, the Subadviser will only be required to conform to any amendments to the versions of the Prospectus, the Statement of Additional Information and the 38a-1 Policies (as defined herein) provided to the Subadviser in advance of the execution of the Agreement that are reasonably likely to impact the Subadviser’s services hereunder after the Adviser has provided the Subadviser with notice of such amendment, and in the event that advance notice is not provided, the Subadviser will be afforded reasonable opportunity to implement compliance with such amendment following receipt of notice thereof. The Subadviser shall not, without the Fund’s prior written approval, effect any transactions that would cause the Fund at the time of the transaction to be out of compliance with any of such restrictions or policies.

4.	Transaction Procedures. All transactions in securities for the Fund shall be consummated by payment to, or delivery by, the custodian(s) from time to time designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. All transactions in futures contracts shall be reported to the accounting agent from time to time designated by the Trust (the “Accounting Agent”). The Subadviser shall advise the Custodian or Accounting Agent, as appropriate, and confirm in writing to the Fund all investment orders for the Fund placed by it with banks, brokers, dealers, futures commission merchants and other counterparties (collectively, “brokers and dealers”) at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian and Accounting Agent such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Trust shall be responsible for all custodial and accounting arrangements and the payment of all custodial and accounting charges and fees, and, upon giving proper instructions to the Custodian or Accounting Agent, as appropriate, the Subadviser shall have no responsibility or liability with respect to custodial or accounting arrangements or the acts, omissions or other conduct of the Custodian or Accounting Agent.

5.	Allocation of Brokerage. The Subadviser shall have authority and discretion to select brokers and dealers to execute transactions for the Fund initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

A.	In placing orders for the sale and purchase of securities for the Fund, the Subadviser’s primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, as long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a “best execution” market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser’s overall responsibilities with respect to its clients, including the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

B.	The Subadviser may manage other portfolios and expects that the Fund and other portfolios the Subadviser manages will, from time to time, purchase or sell the same securities and futures contracts. The Subadviser may aggregate orders for the purchase or sale of securities and futures contracts on behalf of the Fund with orders on behalf of other portfolios the Subadviser manages. Assets purchased or proceeds of securities and futures contracts sold through aggregated orders, as well as expenses incurred in the transaction, shall be allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities and futures contracts in a manner considered by the Subadviser to be equitable on an overall basis and consistent with the Subadviser’s fiduciary obligations under applicable federal securities laws in respect of the Fund and to such other accounts.

C.	Research services furnished to the Subadviser by brokers, dealers or futures commission merchants that effect transactions for the Fund may be used by the Subadviser in servicing other investment companies, funds and accounts that it manages. Similarly, research services furnished to the Subadviser by brokers, dealers or futures commission merchants that effect transactions for other investment companies, funds and accounts that the Subadviser manages may be used by the Subadviser in servicing the Fund.

D.	The Subadviser shall not execute any transactions for the Fund with a broker or dealer that is known to the Subadviser to be an “affiliated person” (as defined in the Act) of (i) the Series; (ii) another series of the Trust; (iii) the Adviser; (iv) the Subadviser, or (v) a principal underwriter of the Trust’s shares; in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Trust. The Trust shall provide the Subadviser with a list of brokers and dealers that are “affiliated persons” of the Trust, the Adviser or the principal underwriter of the Trust’s shares, and applicable policies and procedures. Upon the request of the Adviser, the Subadviser shall promptly, and in any event within three business days of a request, indicate whether any entity identified by the Adviser in such request is an “affiliated person,” as such term is defined in the Act, of (i) the Subadviser or (ii) any affiliated person of the Subadviser, subject in each case to any confidentiality requirements applicable to the Subadviser and/or its affiliates. Further, the Subadviser shall provide the Adviser with a list of (x) each broker-dealer entity that is an “affiliated person,” as such term is defined in the Act, of the Subadviser and (y) each affiliated person of the Subadviser that has outstanding publicly-issued debt or equity. Each of the Adviser and the Subadviser agrees promptly to update such list(s) whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

E.	Consistent with its fiduciary obligations to the Fund in respect of the Fund under applicable federal securities laws, the Subadviser may, under certain circumstances, arrange to have purchase and sale transactions effected directly between the Fund and another account managed by the Subadviser (“cross transactions”), provided that such transactions are carried out in accordance with applicable law or regulation and any applicable policies and procedures of the Trust. The Trust shall provide the Subadviser with applicable policies and procedures.

6.	Proxies and Other Shareholder Actions.

A.	The Subadviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust. During any annual period in which the Subadviser has voted proxies for the Fund, the Subadviser shall, as may reasonably be requested by the Adviser, certify as to its compliance with its proxy voting policies and procedures and applicable federal statutes and regulations.

B.	The Subadviser is authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to assets held in the Fund in such manner as the Subadviser deems advisable, unless the Fund or the Adviser otherwise specifically directs in writing. It is acknowledged and agreed that the Subadviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to assets currently or previously associated with the Fund. With the Adviser’s approval, on a case-by-case basis the Subadviser may obtain the authority and take on the responsibility to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such assets as the Subadviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Subadviser deems to be in the best interest of the Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Fund.

7.	Prohibited Conduct. In accordance with Rule 12d3-1 and Rule 17a-10 under the Act and any other applicable law or regulation, the Subadviser’s responsibility regarding investment advice hereunder is limited to the Fund as a subsidiary of the Series, and the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to the Trust or any other investment company sponsored by Virtus Investment Partners, Inc. or its affiliates regarding transactions in securities or other assets for the Trust. The Fund shall provide the Subadviser with a list of investment companies sponsored by Virtus Investment Partners, Inc. and its affiliates, and the Subadviser shall be in breach of the foregoing provision only if the investment company or affiliate is included in such a list provided to the Subadviser prior to such prohibited action. The Subadviser, and its affiliates and agents, shall refrain from making any written or oral statements concerning the Fund, the Series, the Trust, any other investment company sponsored by Virtus Investment Partners, Inc. or its affiliates, and any substantially similar products, that are reasonably likely to mislead investors regarding either (i) the services rendered by the Subadviser to the Fund, the Series or the Trust, or (ii) the Fund or the Series, including without limitation with respect to the investment strategies and/or risks, and/or the performance thereof. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

8.	Information and Reports.

A.	The Subadviser shall keep the Fund and the Adviser informed of developments relating to its duties as Subadviser of which the Subadviser has knowledge that would materially affect the Fund and/or the Series. In this regard, the Subadviser shall provide the Fund, the Adviser and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request. In addition, prior to each regular quarterly meeting of the Board, the Subadviser shall provide the Adviser and the Board with reports regarding the Subadviser’s management of the Fund during the most recently completed quarter, which reports: (i) shall include Subadviser’s representation addressing its performance of its investment management duties hereunder and whether its provision of services hereunder is, to its knowledge, in compliance with the Series’ investment objectives and policies set forth in the Trust’s Registration Statement, the Act and applicable rules and regulations under the Act, and shall provide the Trust and the Adviser with such information as may be reasonably requested by the Trust or the Adviser to enable the Trust and the Adviser to monitor the Series’ compliance with the diversification and minimum “good income” requirements of Subchapter M under the Internal Revenue Code of 1986, as amended, and (ii) otherwise shall be in such form as may be reasonably required by the Adviser.

B.	Each of the Adviser and the Subadviser shall provide the other party with a list, to the best of the Adviser’s or the Subadviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Subadviser, as the case may be, and each of the Adviser and Subadviser agrees promptly to update such list whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons; provided that the Subadviser shall not be required to provide the identity of any investors in other funds or accounts it manages, but this exception shall not relieve the Subadviser of its obligation to seek to comply with all applicable provisions of the Act in managing the Fund’s assets.

C.	The Subadviser shall also provide the Adviser with any information reasonably requested by the Adviser regarding its management of the Fund required for any shareholder report, amended Registration Statement, or prospectus supplement to be filed by the Trust with the SEC.

D.	The Subadviser shall promptly notify the Adviser and the Trust in the event that the Subadviser becomes aware of any actual or potential material violation of any law, regulation or internal policy of the Subadviser, in each case actually or potentially affecting the Fund or the Series.

9.	Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

10.	Limitation of Liability. Absent the Subadviser’s breach of this Agreement directly causing a loss to the Fund or the Series or the willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Subadviser, or its officers, directors, partners, agents, employees and controlling persons, the Subadviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any position; provided, however, that the Subadviser shall be responsible for, and shall indemnify and hold the Fund and the Adviser and each of their respective directors or trustees, officers, employees and each person, if any, who controls the Fund or the Adviser, harmless against, any and all Losses (as defined below) arising out of or resulting from a “Trade Error” (as defined in the compliance policies and procedures of the Trust) (as the same may be amended from time to time), directly caused by the negligent action or negligent omission of the Subadviser or its agent. The Adviser agrees to provide prior written notice to the Subadviser of any changes to the definition of Trade Error becoming effective with respect to the Fund or the Series unless, in the reasonable discretion of the Adviser, such change must become effective earlier due to any applicable law, rule, regulation or court order. It is acknowledged and agreed that any Trade Error that results in a gain to the Fund shall inure to the benefit of the Fund without any liability to the Subadviser. For the avoidance of doubt, it is acknowledged and agreed that the Fund is a third party beneficiary of the indemnity granted in this Section 10, and the indemnity is intended to cover claims by the Fund, the Trust (on behalf of the Series), or the Adviser against the Subadviser for recovery pursuant to this section.

11.	Confidentiality. Subject to the duty of the Subadviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Subadviser and the Fund in respect thereof (“Confidential Information”). Each of the Adviser and the Fund explicitly confirms and agrees that Confidential Information with regard to the Subadviser shall include, without limitation, the Subadviser’s (i) trading and risk models, techniques and procedures, (ii) past, current or future trading or position data; provided that, notwithstanding the foregoing, the Adviser and the Fund shall be permitted to disclose position data pursuant to statutory or regulatory filing and shareholder reporting obligations, and may otherwise use position data as needed to perform its recordkeeping and administrative functions for the Fund and (iii) price and research software and databases. Each party covenants that it has and it shall at all times keep confidential and not, directly or indirectly (i) disclose, divulge, furnish or make accessible to anyone, or (ii) use in any manner that would be adverse to the interests of any other party, any Confidential Information of another party to which the former party has been or shall become privy except with the prior written approval of such other party or except for information that is otherwise publicly available, other than information made publicly available by breach of this Agreement, or required to be disclosed by law, the request of any court or other regulatory body or valid legal process. Each party may, however, share Confidential Information: (i) with such party’s affiliates, partners, directors, trustees, officers, employees, service providers, accountants and attorneys, the Custodian or the Accounting Agent (“Permitted Confidants”); provided, that the party’s Permitted Confidants are bound by a duty of confidentiality; (ii) in order to provide reports to shareholders in the Trust; (iii) in order to comply with applicable laws; and (iv) as otherwise permitted in this Agreement. In the event of a breach or threatened breach by a party of any of the provisions of this Section 11, the parties hereto acknowledge that in view of the unique nature of the services rendered by each party and the fact that each party’s business heavily depends upon maintaining the confidentiality of the Confidential Information, the remedies of the non-breaching party at law for such breach will be inadequate, and the parties hereto agree that the non-breaching party shall be entitled, without the necessity of proving irreparable damages, to obtain injunctive relief, a decree of specific performance or other equitable relief restraining the breaching party or parties, as applicable, from violating the provisions of Section 11 of this Agreement. Nothing stated herein shall be construed as prohibiting any party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. The provisions of this Section 11 shall survive the termination or expiration of this Agreement. Notwithstanding the foregoing, the Trust and the Adviser agree that the Subadviser may (i) disclose in marketing materials and similar communications that the Subadviser has been engaged to manage assets of the Fund pursuant to this Agreement, and (ii) include performance statistics regarding the Fund in composite performance statistics regarding one or more groups of Subadviser's clients published or included in any of the foregoing communications, provided that the Subadviser does not identify any performance statistics as relating specifically to the Fund.

12.	Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act and the rules promulgated thereunder. Subadviser shall notify the Fund and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

13.	Representations, Warranties and Agreements of the Subadviser. The Subadviser represents and warrants to the Fund and the Adviser and agrees that:

A.	It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it. It (i) is registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Agreement; provided, however, that the Subadviser makes no representation or warranty with regard to adherence to Section 15 of the Act; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency.

B.	It is registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (“CFTC”), and it will maintain such registration continuously during the term of this Agreement and is a member in good standing with the National Futures Association (“NFA”).

C.	To the extent required by applicable law and/or regulation and/or reasonably requested by the Adviser or the Fund, it will maintain, keep current and preserve on behalf of the Fund, records in the manner required or permitted by the Act and the Rules thereunder including the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that records maintained for the Fund are the property of the Fund, and shall be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either. The Fund acknowledges that the Subadviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

D.	It shall maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Act and shall provide the Trust and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Trust. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Trust and to the Adviser that the Subadviser has complied with the requirements of Rules 204A-1 and 17j-1 during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation of the code of ethics of the Trust has occurred, or if such a violation of its Code of Ethics has occurred, that appropriate action was taken in response to such violation. The Subadviser shall notify the Adviser promptly of any material violation of the Code of Ethics involving the Fund. The Subadviser will provide such additional information regarding violations of the Code of Ethics directly affecting the Fund as the Trust or its Chief Compliance Officer on behalf of the Trust or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Trust from a violation of the Code of Ethics. Further, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees. The Subadviser will explain what it has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish to the Trust and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Subadviser’s Code of Ethics. The Subadviser shall permit the Trust and the Adviser to examine the reports required to be made by the Subadviser under Rules 204A-1(b) and 17j-1(d)(1) and this subparagraph.

E.	It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser in respect of the Fund could affect the Trust, by the Trust, of “federal securities laws” with respect to its provision of services hereunder (as defined in Rule 38a-1 under the Act) (“38a-1 Policies”), and that the Subadviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust and/or the Adviser. The Subadviser agrees to reasonably cooperate with periodic reviews by the Trust’s and/or the Adviser’s compliance personnel of the Subadviser’s 38a-1 Policies, their operation and implementation and other related compliance matters and to provide to the Trust and/or the Adviser from time to time such additional information and certifications in respect of the Subadviser’s 38a-1 Policies, compliance by the Subadviser with federal securities laws in performing its duties hereunder as the Trust’s and/or the Adviser’s compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser of any material compliance violations which affect the Fund.

F.	The Subadviser will immediately notify the Fund and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise. The Subadviser will also immediately notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, including but not limited to the SEC and the CFTC, involving the affairs of the Fund.

G.	To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities, which might reasonably be expected to result in (i) a material adverse effect on the Fund or (ii) a material adverse change in the Subadviser’s condition (financial or otherwise) or business, or which might reasonably be expected to materially impair the Subadviser’s ability to discharge its obligations under this Agreement. The Subadviser will also promptly notify the Fund and the Adviser if the representation in this Section 13.G is no longer accurate.

H.	The Subadviser shall promptly notify the Adviser of any changes in the portfolio manager(s) responsible for the Fund or if there is an actual or expected change in control or management of the Subadviser.

The Subadviser shall notify the Adviser and the Trust promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

14.	Representations and Warranties of the Trust and the Adviser. Each of the Fund and the Adviser represents and warrants to the Subadviser and agrees that:

A.	It is duly organized, existing and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder.

B.	This Agreement has been duly authorized, executed, and delivered by it and constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms.

C.	The Adviser has been duly authorized to enter into this Agreement, and as a result thereof, to delegate to the Subadviser the provision of services to the Fund as contemplated hereunder.

D.	The Fund is currently in compliance in all material respects, and, unless caused by the Subadviser’s breach of this Agreement or noncompliance with the Prospectus, Statement of Additional Information or 38a-1 Policies, it and the Adviser shall at all times continue to operate the Trust so as to comply in all material respects with the requirements imposed upon the Fund or the Series by applicable law and regulations and applicable regulations of any industry self-regulatory agency.

E.	Unless caused by the Subadviser’s breach of this Agreement or noncompliance with the Prospectus, Statement of Additional Information or 38a-1 Policies, the performance by it of its obligations under this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or in the imposition of any lien charge or encumbrance upon any of the property or assets of it pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will any such action or performance result in a violation of the provisions of its organizational documents or any laws, rules or regulations of any government, regulatory or self-regulatory agency or court orders applicable to it (“Applicable Laws”).

F.	There are no actual or threatened actions, suits, proceedings, investigations or inquiries pending against it at law or in equity or before or by any governmental authority or self-regulatory body in which an adverse decision would reasonably be expected to materially and adversely affect the Fund’s or Adviser’s ability to comply with and to perform its obligations under this Agreement.

G.	Each of the Fund and the Adviser has, and continues to maintain, adequate errors and omissions and directors’ and officers’ insurance policies and there has been no claim made under any such policy since January 1, 2018.

H.	Since January 1, 2017 through the date hereof, there have been no Material Compliance Matters (as defined by Rule 38a-1 of the Act) detected or reported by or to the Trust or the Adviser.

The Adviser and the Trust shall notify the Subadviser promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

15.	Further Representations and Warranties of the Adviser. The Adviser further represents and warrants to the Subadviser, which representations and warranties shall be deemed to be continuing, that:

A.	The Fund is a “eligible contract participant” as defined under Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”), and CFTC Reg. § 1.3 promulgated thereunder.

B.	The Fund is a “qualified eligible person” as defined under CFTC Reg. § 4.7 and it consents to Subadviser treating its account as an exempt account under CFTC Reg. § 4.7.

C.	The Adviser is registered under the CEA as a commodity pool operator and it is a member of the NFA.

D.	Except for the information furnished by the Subadviser for inclusion in the Prospectus or Statement of Additional Information, the Prospectus and the Statement of Additional Information do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

E.	The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the investment advisory agreement by and between the Adviser and the Trust remain in effect, (ii) is not prohibited by the Act or the Advisers Act from entering into, and performing under, this Agreement, and (iii) will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Act.

F.	The Adviser has in place all regulatory, self-regulatory and exchange approvals, licenses, registrations, memberships and/or exemptions as may be necessary in order for it enter into and perform its obligations under this Agreement

G.	The offer and sale of shares in the Fund will be conducted in compliance in all material respects with all Applicable Laws.

H.	As of the date hereof, there have been no actual or threatened regulatory, litigation or compliance matters known to the Adviser concerning any marketing, distribution or wholesaling activity undertaken by employees, contractors or affiliates of the Adviser while such persons or entities have been employed by, contracted by or affiliated with the Adviser.

The Adviser shall notify the Subadviser promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

16.	No Personal Liability. Neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, director, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the Fund’s assets.

17.	Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Fund.

18.	Effective Date; Term; Termination. This Agreement shall become effective on the date set forth on the first page of this Agreement, and shall continue in effect until terminated. This Agreement may be terminated at any time without payment of any penalty (i) by the Fund, upon 60 days’ prior written notice to the Adviser and the Subadviser, (ii) by the Subadviser upon 60 days’ prior written notice to the Adviser and the Fund, or (iii) by the Adviser upon 60 days’ prior written notice to the Subadviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser or the Fund immediately (i) upon the material breach by the Subadviser of this Agreement or (ii) at the terminating party’s discretion, if the Subadviser or any officer, director or key portfolio manager of the Subadviser is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having violated the federal securities laws or engaged in criminal conduct. This Agreement may also be terminated, without the payment of any penalty, by the Subadviser immediately (i) upon the material breach by the Adviser of this Agreement or (ii) at the discretion of the Subadviser, if the Adviser or any officer or director of the Adviser is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having violated the federal securities laws or engaged in criminal conduct. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. Termination of this Agreement will not affect any outstanding orders or transactions or any legal rights or obligations which may already have arisen. Transactions in progress at the date of termination will be completed by the Subadviser as soon as reasonably practicable. Provisions of this Agreement relating to indemnification and the preservation of records, as well as any responsibilities or obligations of the parties hereto arising from matters initiated prior to termination, shall survive any termination of this Agreement.

19.	Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware applicable to contracts entered into and fully performed within the State of Delaware.

20.	Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

21.	Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile or e-mail transmission addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To the Adviser or the Fund at:

One Financial Plaza
Hartford, CT 06103
Attn: Counsel
Facsimile: 860.241.1028

(b)	To the Subadviser at:

FORT, L.P.

2 Wisconsin Circle, Suite 1150

Chevy Chase, Maryland 20815

Attn: General Counsel

Telephone: 301.986.6940

Facsimile: 301.986.6930

Email: legal@fortlp.com

22.	Certifications. The Subadviser shall timely provide to the Adviser and the Fund, all information and documentation they may reasonably request as necessary or desirable in order for the Adviser and the Board to oversee the activities of the Subadviser with respect to the Fund and/or the Series and in connection with the compliance by the Subadviser, the Adviser and the Trust with the requirements of this Agreement, the Registration Statement, the policies and procedures referenced herein, and any applicable law, including, without limitation, (i) information and commentary relating to the Subadviser or the Fund for the Trust’s annual and semi-annual reports, in a format reasonably approved by the Adviser, together with (A) a certification that such information and commentary discuss all of the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used and (B) additional certifications related to the Subadviser’s management of the Fund in order to support the Trust’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Trust’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act, thereon; (ii) within 5 business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Subadviser and the Subadviser’s management of the Fund (including, without limitation, compliance with the applicable procedures), in a format reasonably requested by the Adviser, as it may be amended from time to time; and (iii) an annual certification from the Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act with respect to the design and operation of the Subadviser’s compliance program as it relates to the Fund, in a format reasonably requested by the Adviser or the Fund. Without limiting the foregoing, the Subadviser shall provide a quarterly certification in a form substantially similar to that attached as Schedule E.

23.	Indemnification.

A.	The Subadviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Subadviser’s obligation under this Section 23 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon information furnished to the Subadviser or the Trust, or the omission of such information, by the Adviser for use therein.

B.	The Adviser shall indemnify and hold harmless the Subadviser from and against any and all Losses arising from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser’s obligation under this Section 23 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Subadviser, is caused by or is otherwise directly related to (i) any breach by the Subadviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Subadviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the omission to state therein a material fact known to the Subadviser that was required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Subadviser for use therein.

C.	A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt written notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

D.	No party will be liable to another party for consequential, special, indirect or punitive damages under any provision of this Agreement.

24.	Receipt of Disclosure Documents. The Fund and the Adviser acknowledge receipt of (a) a copy of Part 2 of the Subadviser’s Form ADV containing certain information concerning the Subadviser and the nature of its business and (b) the Subadviser’s commodity trading advisor disclosure document. The Subadviser will, promptly after making any amendment to its Form ADV, furnish a copy of such amendment to the Adviser. On an annual basis and upon reasonable request, the Subadviser will provide appropriate documentation demonstrating the financial condition of the Subadviser as mutually agreed upon by the Parties. At the time of providing such information, the Subadviser shall describe any material adverse change in its financial condition since the date of its latest financial statement.

25.	Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts (including counterparts executed, delivered and/or exchanged electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures executed, delivered and/or exchanged electronically shall be binding and effective to the same extent as original signatures.

26.	Bankruptcy and Related Events. Each of the Adviser and the Subadviser agrees that it will provide prompt notice to the other in the event that: (i) it makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impair its ability to perform this Agreement. The Adviser further agrees that it will provide prompt notice to the Subadviser in the event that the Trust ceases to be registered as an investment company under the Act.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

VATS OFFSHORE FUND, LTD.

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Executive Vice President

ACCEPTED:

FORT, L.P.

By:	/s/ Christopher Snyder
Name: Christopher Snyder
Title: General Counsel

SCHEDULES:                   A.      Operational Procedures

B.       Record Keeping Requirements

C.       Fee Schedule

D.       Subadviser Functions

E.       Form of Sub-Certification

SCHEDULE A

OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied in a secure manner by Subadviser to The Trust’s service providers, including: The Bank of New York Mellon (the "Custodian"), Virtus Fund Services, LLC (the “Fund Administrator”), BNY Mellon Investment Servicing (US) Inc., (the “Accounting Agent”), any prime broker (the “Prime Broker”) and all other Counterparties/Brokers as required for the Fund.

The Subadviser must furnish the Fund’s service providers with required daily information as to executed trades in a format and time-frame agreed to by the Subadviser, Custodian, Fund Administrator, Accounting Agent and Prime Broker/Counterparties and designated persons of the Trust. Trade information sent to the Custodian, Fund Administrator, Accounting Agent and Prime Broker/Counterparties must include all necessary data within the required timeframes to allow such parties to perform their obligations to the Designated Series.

The Subadviser shall provide to the Accounting Agent a daily trade blotter with a summary of all trades, in addition to trade feeds, including, if no trades are executed, a report to that effect. Daily information as to executed trades for same-day settlement trades shall be delivered to the Accounting Agent no later than 5:00 p.m. (Eastern Time) on the day of the trade each day the Fund is open for business. All other executed trades must be delivered to the Accounting Agent on trade date +1 by 11:00 a.m. (Eastern Time) to ensure that they are part of the Designated Series’ NAV calculation. (Subadviser will be responsible for reimbursement to the Fund for any loss caused by the Subadviser’s failure to comply with the requirements of this Schedule A.) On fiscal quarter ends and calendar quarter ends, the Subadviser shall use reasonable efforts to provide to the Accounting Agent all trades by 4:30 p.m. (Eastern Time) and in any event shall provide to the Accounting Agent all trades promptly for inclusion in the financial statements of the Designated Series. The data to be sent to the Accounting Agent and/or Fund Administrator will be as agreed by the Subadviser, Fund Administrator, Accounting Agent and designated persons of the Fund and shall include, as appropriate, (without limitation) the following:

1. Transaction type (e.g., purchase, sale, open, close, put call);

2. Security type (e.g., equity, fixed income, swap, future, option, short, long);

3. Security name;

4. Exchange identifier (e.g., CUSIP, ISIN, Sedol, OCC Symbol) (as applicable);

5. Number of shares and par, original face, contract amount, notional amount;

6. Transaction price per share (clean if possible);

7. Strike price;

8. aggregate principal amount;

9. Executing broker;

10. Settlement agent;

11. Trade date;

12. Settlement date;

13. Aggregate commission or if a net trade;

14. Interest purchased or sold from interest bearing security;

15. Net proceeds of the transaction;

16. Trade commission reason: best execution, soft dollar or research (to be provided quarterly);

17. Derivative terms;

18. Non-deliverable forward classification (to be provided quarterly);

19. Maturity/expiration date; and

20. Details of margin and collateral movement.

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be opened by the Subadviser in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report via access to the Custodian website, or by email or by facsimile and the Sub-Accounting Agent will provide a five-day cash projection. This will normally be done by email or, if email is unavailable, by another form of immediate written communication, so that the Subadviser will know the amount available for investment purposes.

SCHEDULE B

RECORDS TO BE MAINTAINED BY THE SUBADVISER (AS APPLICABLE)

1.	(Rule 31a-1(b)(5) and (6)) A record of each brokerage order, and all other series purchases and sales, given by the Subadviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.       The name of the broker;

B.       The terms and conditions of the order and of any modifications or cancellations thereof;

C.       The time of entry or cancellation;

D.       The price at which executed;

E.       The time of receipt of a report of execution; and

F.       The name of the person who placed the order on behalf of the Fund.

2.	(Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of series securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.       Shall include the consideration given to:

(i)	The sale of shares of the Trust by brokers or dealers.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)       The Trust,

(b)       The Adviser,

(c)       The Subadviser, and

(d)       Any person other than the foregoing.

(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	Shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.	(Rule 31a-1(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4.	(Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Subadviser’s transactions for the Fund.

5.	Records as necessary under Board-approved policies and procedures of the Trust, including without limitation those related to valuation determinations.

* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold) or any internal reports or subadviser review.

SCHEDULE C

SUBADVISORY FEE

For services provided to the Fund, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, equal to 50% of the net advisory fee applicable to the Fund, calculated as follows:

1.	The total expenses of the Fund will be calculated in accordance with the terms of its prospectus, including application of the gross advisory fee.

2.	Such total expenses will be reduced by the application of any applicable fee waiver and/or expense limitation agreement, in accordance with the terms thereof.

3.	The net advisory fee applicable to the Fund will then be calculated by subtracting from the gross advisory fee any amount required to be waived under the applicable fee waiver(s) and/or reimbursed under such applicable expense limitation agreement.

4.	In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount.

5.	If during the term of this Agreement the Adviser later recaptures some or all of the fees waived or expenses assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser a pro rata amount of the fee(s)/expense(s) recaptured that is attributable to the Subadviser’s portion of the original waiver/assumed expense.

Notwithstanding the provisions of Sections 4 and 5 of this Schedule C, in no event shall the fee payable to the Subadviser be lower on an absolute basis, expressed in terms of basis points, than it is on the date hereof, regardless of any reduction in the net advisory fee applicable to the Fund resulting from any fee waiver or reimbursement by the Adviser.

SCHEDULE D

SUBADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the assets of the Fund, the Subadviser shall provide, at its own expense:

(a)	An investment program for the Fund consistent with its investment objectives and strategies set forth in the Prospectus and Investment Guidelines and implementation of that program;

(b)	Periodic reports, on at least a quarterly basis, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Trust’s code of ethics; ii) compliance with procedures adopted from time to time by the Board relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of assets of the Fund in accordance with any applicable diversification policy set forth in the then prevailing Prospectus and Statement of Additional Information pertaining to the Series and governing laws, regulations, rules and orders; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Series’ limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; vi) the implementation of the Fund’s investment program, including, without limitation, analysis of performance; vii) compliance with the policies set forth in the Trust’s Registration Statement and the Investment Guidelines; viii) description of material changes in its 38a-1 Policies; and ix) description of any significant firm related developments reasonably expected to impact its services to the Fund;

(c)	Promptly after filing with the SEC an amendment to its Form ADV, a copy of such amendment to the Adviser and the Board;

(d)	Periodic Attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Board at such time(s) and location(s) as reasonably requested by the Adviser or Board; and

(e)	Notice to the Board and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(f)	Reasonable assistance in the valuation of securities including the participation of appropriate representatives at fair valuation committee meetings.

SCHEDULE E

FORM OF SUB-CERTIFICATION

To:

Re:	Subadviser’s Form N-CSR and Form N-Q Certification for the VATS Offshore Fund, Ltd. (the “Fund”), a subsidiary of Virtus Alternative Total Solution Fund (the “Series”).

From:	[Name of Subadviser]

Representations in support of Investment Company Act Rule 30a-2 certifications of Form N-CSR and Form N-Q.

In connection with your certification responsibility under Rule 30a-2 and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, I have reviewed the following information presented in the schedule of investments for the period ended [Date of Reporting Period] (the “Report”) which forms part of the N-CSR or N-Q, as applicable, for the Trust.

Schedule of Investments

Our organization has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.

In addition, our organization has:

a.	Designed such internal controls and procedures to ensure that material information is made known to the appropriate groups responsible for servicing the above-mentioned fund.

b.	Evaluated the effectiveness of our internal controls and procedures, as of a date within 90 days prior to the date of this certification and we have concluded that such controls and procedures are effective.

c.	In addition, to the best of my knowledge, there has been no fraud, whether or not material, that involves our organization’s management or other employees who have a significant role in our organization’s control and procedures as they relate to our duties as subadviser to the Fund.

I have read the draft of the Report which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such draft of the Report does not, with respect to the Fund, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Report.

I have disclosed, based on my most recent evaluation, to the Series’ Chief Accounting Officer:

a.	All significant changes, deficiencies and material weakness, if any, in the design or operation of the Subadviser’s internal controls and procedures which could adversely affect the Registrant’s ability to record, process, summarize and report financial data with respect to the Fund in a timely fashion;

b.	Any fraud, whether or not material, that involves the Subadviser’s management or other employees who have a significant role in the Subadviser’s internal controls and procedures for financial reporting.

I certify that to the best of my knowledge:

a.	The Subadviser’s Portfolio Manager(s) has/have complied with the restrictions and reporting requirements of the Code of Ethics (the “Code”). The term Portfolio Manager is as defined in the Code.

b.	The Subadviser has complied with the Prospectus and Statement of Additional Information of the Series and the Policies and Procedures of the Series as adopted by the Series’ Board of Trustees.

c.	I have no knowledge of any compliance violations except as disclosed in writing to the Virtus Compliance Department by me or by the Subadviser’s compliance administrator.

d.	The Subadviser has complied with the rules and regulations of the 33 Act and 40 Act, and such other regulations as may apply to the extent those rules and regulations pertain to the responsibilities of the Subadviser with respect to the Fund as outlined above.

e.	Since the submission of our most recent certification there have not been any divestments of securities of issuers that conduct or have direct investments in business operations in Sudan.

This certification relates solely to the Fund named above and may not be relied upon by any other fund or entity.

The Subadviser does not maintain the official books and records of the above Fund. The Subadviser’s records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Fund’s official accounting system. The Subadviser is not responsible for the preparation of the Report.

[Name of Subadviser]	Date

[Name of Authorized Signer]

[Title of Authorized Signer]